Exhibit 5.1

10 January 2025

Ogier (Cayman) LLP

89 Nexus Way

Camana Bay

Grand Cayman, KY1-9009

Cayman Islands

Director’s Certificate

Zhibao Technology Inc. (the Company)

You have been requested to provide a legal opinion in connection with the Company. I acknowledge that your opinion will be given in reliance upon the information set out in this certificate.

I hereby certify that as at the date hereof:

1	you have been provided by us with true and complete copies of:

(a)	the certificate of incorporation of the Company and any certificates of incorporation upon change of name of the Company;

(b)	the memorandum and articles of association of the Company; and

(c)	written resolutions of the sole director of the Company passed on 10 February 2024 and written resolutions of the board of directors of the Company (the Directors) passed on 19 September 2024, 27 November 2024 and 10 January 2025 (the Board Resolutions) annexed hereto;

2	the memorandum and articles of association provided to you are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

3	no steps have been taken by the Company to wind up the Company and no resolutions have been passed by the shareholders of the Company (the Shareholders) to wind up the Company;

4	the Company is not subject to any legal, arbitral, administration or other proceedings and no notice of an application or order for the appointment of a liquidator, restructuring officer or receiver of the Company or any of its assets or of a winding-up of the Company has been received by the Company;

5	the powers and authority of the Directors as set out in the memorandum and articles of association of the Company have not been varied or restricted by resolution or direction of the Shareholders;

6	the Board Resolutions have been duly signed by all the Directors and were passed in accordance with the Company’s articles of association;

7	none of the Directors or their alternates have any direct or indirect interests that conflict or may conflict to a material extent with the interests of the Company;

8	the Board Resolutions are in full force and effect, have not been amended, revoked or rescinded in any way and are the only resolutions passed by the Directors relating to the matters referred to therein;

9	prior to, at the time of, and immediately following execution of the documents approved in, the Board Resolutions (the Documents), the Company was able to pay its debts as they fell due and it entered into the Documents for proper value and not with an intention to defraud or hinder its creditors or by way of undue or fraudulent preference;

10	the Class A Ordinary Shares to be issued pursuant to the Documents have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members;

11	the Company will have sufficient authorised share capital to effect the issue of all Class A Ordinary Shares pursuant to the Documents at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Class A Ordinary Shares or the Warrants;

12	the Company has no direct or indirect interest in Cayman Islands real property;

13	each of the Directors has acted bona fide in the interests of the Company and for proper purposes in relation to the transactions mentioned in the Board Resolutions;

14	none of the transactions contemplated by the Documents relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands;

15	the Directors / persons authorised to execute the Documents on behalf of the Company, at the date of the Board Resolutions and at the date hereof, were and are as follows:

(a)	Botao Ma;

(b)	Michael Anthony Lucki;

(c)	Yuanwen Xia; and

(d)	Armando Baez.

16	I am duly authorised to execute and deliver this certificate on behalf of the Company. I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue your legal opinion unless I shall have personally notified you to the contrary.

Yours faithfully

/s/ Ogier (Cayman) LLP

For and on behalf of

Zhibao Technology Inc.